The Lazard Funds, Inc.
Securities Purchases during an Underwriting involving
Lazard Freres & Co. LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended June 30, 2002


Portfolio:			Lazard Small Cap Portfolio

Security:			Heritage Property Investment Trust, Inc.

Date Purchased:			04/23/02

Total Shares Offered:		18,000,000

Price Per Share:		$25.00

Shares Purchased
by the Portfolio *:		270,700

Total Principal Purchased
by the Portfolio *:		$6,767,500

% of Offering Purchased
by the Portfolio:		1.504%

% of Offering Purchased
by all Portfolios
(25% Maximum*):			2.646%

Broker:				Merril Lynch


Note: Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.